EXHIBIT 6.2

                    MANUFACTURING AND DISTRIBUTION AGREEMENT

         JRB Marketing of South Florida, Inc., a Florida corporation ("MKTG") and JRB Enterprises, Inc., a Florida corporation ("ENT") agree this 1st day of April 1999 as follows:

         1.) ASSIGNMENT. MKTG hereby assigns to ENT all MKTG's obligations with respect to manufacturing and distribution of the Goods pursuant to the purchase orders submitted by MKTG.

         2.) ASSUMPTION. ENT hereby assumes and agrees to perform the manufacturing and distribution functions of MKTG, and all related obligations of MKTG, under the Contract.

         3.) MANUFACTURE. ENT shall manufacture the Goods at its facility or facilities in Florida, using ENT employees and using materials purchased by ENT directly from vendors and suppliers.

         4.) DISTRIBUTION. ENT shall distribute finished Goods to all MKTG Customers in operation from time to time while this agreement is in effect.

         5.) QUANTITY AND QUALITY. ENT shall manufacture Goods in sufficient quantity to fulfill MKTG's purchase orders as submitted. The Goods shall reasonably conform in quality, workmanship and materials to the designs and samples provided to ENT by MKTG pursuant to this agreement.

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         6.) BILLING. ENT shall prepare and deliver all invoices to MKTG for shipments made to MKTG customers. Each invoice shall call for payment to ENT.

         7.) OWNERSHIP OF DESIGNS AND PROCEDURES. All designs and methods that are disclosed to ENT by MKTG under this agreement are trade secrets and shall remain the sole property of MKTG. Nothing in this agreement shall be construed to be an assignment of any interest in title to any intellectual property rights in and to any designs or methods disclosed to ENT by MKTG, including but not limited to trade secret rights, patent rights, design patent rights, trademarks or other intellectual property rights; nor shall anything in this agreement be construed to be a grant of any right or a license to use or make derivative works of any subject of such intellectual property rights, unless such assignment or grant of rights is expressly provided in a written agreement and such use of rights are limited only to those purposes that are expressly provided in such agreement. MKTG acknowledges that ENT's principal shareholder, directly or indirectly through other corporations which he controls, has been engaged for some time in the design, fabrication and sale of artificial plants, florals and trees similar to the Goods. Nothing in this agreement is intended to prohibit ENT or affiliated organizations from continuing with their respective existing businesses.

         8.) CONFIDENTIALITY OF TRADE SECRETS. ENT shall keep and hold confidential all Proprietary Information or Materials, as defined below, and shall not disclose, divulge,

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reveal, report, publish, transfer or use such Proprietary Information or
Materials for any purpose whatsoever, except as expressly provided by this agreement, or with the prior written consent of MKTG. ENT shall return all Proprietary Information and Materials provided to it by MKTG immediately upon written request to do so, and destroy all other copies made thereof. The parties acknowledge and agree that the unauthorized use or disclosure of Proprietary Information or Materials may result in irreparable harm to MKTG, and agree that in the event of any use or disclosure of such materials contrary to the provisions of this agreement, MKTG, in addition to any other remedies that may be available to MKTG under law or equity, may obtain injunctive relief or specific performance of the ownership and trade secret provisions of this agreement.

         9.) NON-COMPETITION. During the term of this agreement, and during a period of time two years following the termination of this agreement, neither ENT nor its presently controlling shareholder, or any subsidiary or related corporation or partnership or other business entity controlled by or related to ENT or its presently controlling shareholder, shall engage in the business of manufacturing or marketing any products similar to the Goods for sale to customers of MKTG. It is agreed that solicitation or acceptance of any business shall constitute engaging in business in violation of this paragraph. The period of time during which ENT is prohibited from engaging in the business practices set forth herein shall be extended by any length of time during which ENT is in breach of these

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covenants or any other provisions of this agreement. The existence of any claim or cause of action of ENT against MKTG, other than non-payment to ENT by MKTG, whether predicated on this agreement or otherwise, will not constitute a defense to the enforcement by ENT of the covenants set forth in this agreement.

         If any portion of the covenants set forth in this Section 9 are held to be unreasonable, unenforceable, arbitrary or against public policy, then such portion of such covenant shall be considered divisible both as to time and geographic area. If any court of competent jurisdiction determines the specified time period or the specified geographic area applicable to this paragraph to be unreasonable, arbitrary or against public policy, then a lesser time period or geographic area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against ENT. The foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by MKTG.

         10.) TERM. The term of this agreement shall be for six (6) years, with six consecutive six-year renewals that occur automatically unless one or both of the parties gives written notice of its decision not to renew dated at least four (4) months prior to the then current term.

         11.) PROHIBITION AGAINST ASSIGNMENT. Neither party may assign this agreement, in

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whole or in part, without the other's consent (which may be withheld with or without reason), except to an entity under common control with the assignor, provided that either party may assign its accounts receivable arising in connection with this agreement absolutely or as collateral.

         12.) NO FRANCHISE OR PARTNERSHIP. This agreement is not intended to create or grant a franchise to either party, or to create a partnership or joint venture.

         13.) REMEDIES.

                 A.) TERMINATION. MKTG may terminate this agreement for cause consisting of ENT's refusal, failure or inability to manufacture and/or distribute the Goods (I) in such a manner as to comply with the requirements of the contract between MKTG and its Customers or (ii) in reasonable conformity with the designs furnished by MKTG from time to time. MKTG may terminate this agreement pursuant to this provision only after written notice to ENT describing the deficiency affording ENT an opportunity to cure the breach or default in not less than ninety (90) days.

                 B.) ATTORNEYS' FEES. The prevailing party in any action for damages or injunctive relief in connection with this agreement shall be entitled to recover its reasonable attorneys' fees and costs.

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                 C.) Each party may seek any remedy provided by law or statute, including equitable relief and injunction.

         14.) CHOICE OF LAW. This agreement shall be construed and enforced in accordance with the laws of the State of Florida.

         15.) ENTIRE AGREEMENT/AMENDMENTS. This agreement contains the entire agreement between the parties and supersedes prior oral and written agreements, if any. This agreement may be amended only by a writing signed by both parties.

         16.) EFFECTIVE DATE. The effective date of this agreement shall be the day this agreement is signed by the second of the two parties.

         17.) SEVERABILITY. If any term of provision of this agreement is determined to be unlawful and/or unenforceable, it shall have no effect on the remaining terms and provisions of this agreement.

JRB Marketing of South Florida, Inc.     JRB Enterprises, Inc.

By: ________________________________     By:____________________________________

Date: ______________________________     Date: _________________________________

Witness: ___________________________     Witness: ______________________________

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